Exhibit 5.1

ROPES & GRAY LLP THREE EMBARCADERO CENTER SAN FRANCISCO, CA 94111-4006 WWW.ROPESGRAY.COM

November 22, 2013

A.P. Pharma, Inc.

123 Saginaw Drive

Redwood City, CA 94063

Re:	Registration Statement on Form S-3 (File No. 333-190550)

Ladies and Gentlemen:

We have acted as counsel to you in connection with the proposed offer and sale by you of up to 172,500,000 shares of Common Stock, par value $0.01 per share (the “Shares”) of A.P. Pharma, Inc., a Delaware corporation (the “Company”) pursuant to an Underwriting Agreement (the “Underwriting Agreement”) dated November 20, 2013 by and between the Company and Jefferies LLC, as representative of the several underwriters named therein.

We refer to the Registration Statement on Form S-3 (File No. 333-190550), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the Commission on August 26, 2013 (the “Registration Statement”) and the prospectus supplement, dated November 20, 2013 (the “Prospectus Supplement”), including the accompanying base prospectus (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

November 22, 2013

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP